EXHIBIT 97.1

ENVIVA INC.
POLICY ON RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION
AND CLAWBACK OF COMPENSATION RELATED TO MISCONDUCT
(Effective November 1, 2023)

The Board of Directors (the “Board”) of Enviva Inc. (the “Company”) has adopted this document (the “Policy”), to address (a) recovery of erroneously awarded Incentive-based Compensation from the Company’s Executive Officers consistent with Securities and Exchange Commission (the “SEC”) regulations and (b) cancellation, reduction, or clawback of Incentive Compensation from Company employees participating in the Company’s Incentive Compensation plans in the event of material misconduct resulting in violations of applicable laws, violations, regulations, or the Company’s Code of Business Conduct and Ethics (the “Code”).

SECTION I:        RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION

1.OVERVIEW
This Section I has been established in accordance with the applicable rules of The New York Stock Exchange Listed Company Manual (the “NYSE Rules”) and Section 10D and Rule 10D-1 of the Securities Exchange Act of 1934, as amended (“Rule 10D-1” and the “Exchange Act,” respectively), to provide for recovery of erroneously awarded Incentive-based Compensation from Executive Officers. Capitalized terms used and not otherwise defined herein have the meanings set forth in Section I.6. below.

2.RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION
A.In the event of an Accounting Restatement, the Company will reasonably promptly recover the Erroneously Awarded Compensation in accordance with NYSE Rules and Rule 10D-1 as follows:
i.After an Accounting Restatement, the Committee shall determine the amount of any Erroneously Awarded Compensation received by each Executive Officer and promptly send such Executive Officer a written notice specifying such amount and demanding repayment or return thereof, as applicable.
ii.For Incentive-based Compensation based on (or derived from) the Company’s stock price, total shareholder return, or similar metric, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement:

a.The amount to be repaid or returned shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the metric upon which the Incentive-based Compensation was Received; and
b.The Company shall maintain documentation of the determination of such reasonable estimate and provide the relevant documentation as required to the NYSE.
iii.The Committee shall have discretion to determine the appropriate means of recovering Erroneously Awarded Compensation based on the particular facts and circumstances. Notwithstanding the foregoing, except as set forth in Section 2.B. below, in no event may the Company accept an amount that is less than the amount of Erroneously Awarded Compensation required to be repaid or returned hereunder.
iv.If an Executive Officer reimbursed the Company for Erroneously Awarded Compensation under any duplicative recovery obligations established by the Company or applicable law, such reimbursed amount shall be credited to the amount of Erroneously Awarded Compensation that is subject to recovery under this Policy.
v.If an Executive Officer fails to repay or return all Erroneously Awarded Compensation to the Company when due, the Company shall take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from such Executive Officer. Such Executive Officer shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence.
B.Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated by Section 2.A. above if the Committee determines that recovery would be impracticable and any of the following conditions are met:
i.The Committee has determined that the direct expenses paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before making this determination, the Company must make a reasonable attempt to recover the Erroneously Awarded Compensation, document such attempt(s), and provide such documentation to the NYSE;
ii.Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and regulations thereunder; or

iii.Recovery would violate home country law where that law was adopted prior to November 28, 2022, provided that, the Company has obtained an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such a violation and a copy of the opinion is provided to NYSE.

3.PROHIBITION OF INDEMNIFICATION
The Company shall not insure or indemnify any Executive Officer against (i) the loss of any Erroneously Awarded Compensation that is repaid, returned, or recovered pursuant to the terms of this Policy, or (ii) any claims relating to the Company’s enforcement of its rights under this Policy. Further, the Company shall not enter into any agreement that exempts any Incentive-based Compensation that is granted, paid, or awarded to an Executive Officer from the application of this Policy or that waives the Company’s right to recover any Erroneously Awarded Compensation, and this Policy shall supersede any such agreement (whether entered into before, on, or after the effective date of this Policy).

4.ADMINISTRATION AND INTERPRETATION
This Policy shall be administered by the Committee, and any determinations made by the Committee shall be final and binding on all affected individuals.

The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy and for the Company’s compliance with NYSE Rules, Rule 10D-1, and any other applicable law, regulation, rule, or interpretation of the SEC or NYSE promulgated or issued in connection therewith.

5.OTHER RECOVERY RIGHTS
This Policy shall be binding and enforceable against all Executive Officers and, to the extent required by applicable law or guidance from the SEC or NYSE, their beneficiaries, heirs, executors, administrators, or other legal representatives. The Committee intends that this Policy will be applied to the fullest extent required by applicable law. All employment agreements, the Company’s Long-Term Incentive Plan, the Company’s Annual Incentive Compensation Plan, or any other agreement or arrangement with an Executive Officer shall be deemed to include, as a condition to the grant of any benefit thereunder, an agreement by the Executive Officer to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company under applicable law, regulation, or rule or pursuant to the terms of any policy of the Company or any provision in any employment agreement, equity award agreement, compensatory plan, agreement, or other arrangement.

6.DEFINITIONS
For purposes of this Section I, the following capitalized terms have the meanings set forth below:
A.“Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (a “Big R” restatement), or that would result in a material misstatement if the error were left uncorrected in the current period (a “little r” restatement).
B.“Clawback Eligible Incentive Compensation” means all Incentive-based Compensation Received by an Executive Officer (i) on or after the effective date of the applicable NYSE rules, (ii) after beginning service as an Executive Officer, (iii) who served as an Executive Officer at any time during the applicable performance period relating to any Incentive-based Compensation (whether or not such Executive Officer is serving at the time the Erroneously Awarded Compensation is required to be repaid to the Company), (iv) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (v) during the applicable Clawback Period (as defined below).
C.“Clawback Period” means, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date (as defined below), and if the Company changes its fiscal year, any transition period of less than nine months within or immediately following those three completed fiscal years.
D.“Committee” means the compensation committee of the Board, so long as the compensation committee is composed entirely of independent directors, or in the absence of such an independent committee, a majority of independent directors serving on the Board.
E.“Erroneously Awarded Compensation” means, with respect to each Executive Officer in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive Compensation that exceeds the amount of Incentive-based Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid.
F.“Executive Officer” means each individual who is currently or was previously designated as an “officer” of the Company as defined in Rule 16a-1(f) under the Exchange Act. For the avoidance of doubt, the identification of an executive officer for purposes of this Policy shall include each executive officer who is or was identified pursuant to Item 401(b) of Regulation S-K or Item 6.A of Form 20-

F, as applicable, as well as the principal financial officer and principal accounting officer (or, if there is no principal accounting officer, the controller).
G.“Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures, whether or not presented in the Company’s financial statements or included in a filing with the SEC. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall be considered Financial Reporting Measures.
H.“Incentive-based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.
I.“NYSE” means the New York Stock Exchange.
J.“Received” means, with respect to any Incentive-based Compensation, actual or deemed receipt, and Incentive-based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-based Compensation award is attained, even if the payment or grant of the Incentive-based Compensation to the Executive Officer occurs after the end of that period.
K.“Restatement Date” means the earlier to occur of (i) the date the Board or the Committee concludes or reasonably should have concluded that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.

SECTION II:        CANCELLATION, REDUCTION, OR CLAWBACK OF COMPENSATION RELATED TO MISCONDUCT

1.OVERVIEW
The Company’s Annual Incentive Compensation Plan and Long-Term Incentive Plan both permit the Committee to adopt and implement a clawback policy such as included in this Section II.

This Section II establishes the Company’s rights to enact cancellation, reduction, or clawback actions related to these and other Incentive Compensation plans against Participants in such plans under circumstances involving Misconduct as defined in Section 2 below.

2.CANCELLATION, REDUCTION, OR CLAWBACK OF COMPENSATION RELATED TO MISCONDUCT

The Committee may irrevocably reduce or cancel any or all unpaid Incentive Compensation granted to a Participant if the Committee, in its discretion, determines that the Participant has committed material misconduct resulting in either a violation of applicable laws or regulations or of the Code (“Misconduct”). In the event of a determination that the Participant committed Misconduct, the Committee may also, in its discretion, require the Participant to repay or return to the Company all amounts previously received pursuant to Incentive Compensation attributable to any period, or portion thereof, with respect to which such Misconduct occurred. Such repayment or return shall be made on a schedule agreeable to the Committee, with a target of all repayments or returns being completed within sixty (60) days following the Participant’s receipt of written notice from the Company of this repayment or return obligation. The provisions of this Section II shall be in addition to, and not in lieu of, any other remedies available to the Company and any actions imposed by law enforcement agencies, regulators, or other authorities.

3.LIMITATION OF INDEMNIFICATION
The Company shall not be required to insure or indemnify any Participant against (i) the loss of any Incentive Compensation that is repaid, returned, or recovered pursuant to the terms of this Policy, or (ii) any claims relating to the Company’s enforcement of its rights under this Policy.

4.ADMINISTRATION AND INTERPRETATION
This Policy shall be administered by the Committee, and any determinations made by the Committee shall be final and binding on all affected individuals.

The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy and for the Company’s compliance with any applicable law, regulation, or rule in connection therewith.

5.OTHER RECOVERY RIGHTS
This Policy shall be binding and enforceable against all Participants in the Company’s Incentive Compensation plans. All employment agreements, the Company’s Long-Term Incentive Plan, the Company’s Annual Incentive Compensation Plan, or any other agreement or arrangement with a Participant shall be deemed to include, as a condition to the grant of any benefit thereunder, an agreement by the Participant to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company under applicable law, regulation, or rule or pursuant to the terms of any policy of the Company or any provision in any employment agreement, equity award agreement, compensatory plan, agreement, or other arrangement.

6.DEFINITIONS
For purposes of this Section II, the following capitalized terms have the meanings set forth below:
A.“Committee” means, the Board, or the compensation committee of the Board.
B.“Incentive Compensation” means any compensation awarded under the Company’s Long-Term Incentive Plan, the Company’s Annual Incentive Compensation Plan, or any other agreement or arrangement with a Participant related to any compensation that is granted, earned, or vested based wholly or in part upon the attainment of financial or other goals set by the Company.
C.“Participant” has the meaning established in the Company’s Long-Term Incentive Plan, the Company’s Annual Incentive Compensation Plan, or as defined by any other agreement or arrangement with a Company employee related to any compensation that is granted, earned, or vested based wholly or in part upon the attainment of financial or other goals set by the Company.

SECTION III:    GENERAL TERMS

1.DISCLOSURE REQUIREMENTS
The Company shall file all disclosures with respect to this Policy required by applicable U.S. SEC filings and rules.

2.AMENDMENT; TERMINATION
The Committee may amend this Policy from time to time in its discretion. Notwithstanding anything in Section I or Section II to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any applicable laws, regulations, rules, federal securities laws, SEC rule, or NYSE rule.